Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Donnelley Financial Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)
Equity	Common stock, par value $0.01 per share	Other	1,950,000	$64.02	$124,839,000	$153.10 per $1,000,000	$19,112.85
Total Offering Amounts					$124,839,000		$19,112.85
Total Fee Offsets							$0.00
Net Fee Due							$19,112.85

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Donnelley Financial Solutions, Inc. Amended and Restated 2016 Performance Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding shares of common stock issuable pursuant to awards granted under the Plan.
(2)
Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, this amount is calculated based upon the average of the high and low prices of the common stock of Donnelley Financial Solutions, Inc. reported on the New York Stock Exchange on July 25, 2025 of $64.02. It is estimated solely for the purpose of calculating the registration fee.